EXHIBIT 99

FOR IMMEDIATE RELEASE	Media Contact: Cynthia Messina (702) 876-7132
February 28, 2007	Shareholder Contact: Ken Kenny (702) 876-7237

SOUTHWEST GAS INCREASES THE QUARTERLY COMMON STOCK DIVIDEND

AND DECLARES SECOND QUARTER 2007 DIVIDEND

LAS VEGAS, NEV. The Board of Directors for Southwest Gas Corporation (SWX: NYSE) has increased the quarterly common stock dividend from $.205 per share to $.215 per share and has declared the following second quarter cash dividend:

Common Stock

Payable	June 1, 2007
Of Record	May 15, 2007
Dividend	$.215 per share

The dividend equates to 86 cents per share, a four cent increase, on an annualized basis. The Company has paid quarterly dividends continuously since going public in 1956.

About Southwest Gas

Southwest Gas Corporation provides natural gas service to approximately 1.8 million customers in Arizona, Nevada, and California. Its service territories are centered in one of the fastest-growing regions of the country. For more information about Southwest Gas, please visit www.swgas.com

This press release may contain statements which constitute "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 (Reform Act). All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, changes in natural gas prices, the ability to recover costs through the PGA mechanism, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, changes in gas procurement practices, changes in capital requirements and funding, the impact of conditions in the capital markets on financing costs, changes in construction expenditures and financing, changes in operations and maintenance expenses, future liability claims, changes in pipeline capacity for the transportation of gas and related costs, acquisitions and management’s plans related thereto, competition, and the ability to raise capital in external financings. In addition, the Company can provide no assurance that its discussions regarding certain trends relating to its financing, operations, and maintenance expenses will continue in future periods.

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